Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-134240, 333-134241, 333-134276, 333-134301, 333-134356 and 333-138629 on Form S-8 and Registration Statement No. 333-161558 on Form S-3 of Simmons First National Corporation (Company) of our reports dated March 7, 2012, on our audits of the consolidated financial statements of the Company as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, which report is included in this annual report on Form 10-K.  We also consent to the incorporation by reference of our report dated March 7, 2012, on our audit of the internal control over financial reporting of the Company as of December 31, 2011, which report is included in this annual report on Form 10-K.

BKD, LLP

/s/ BKD, LLP

Pine Bluff, AR
March 7, 2012